Exhibit 10.11

RELEASE AND NON-COMPETITION AGREEMENT

This Release and Noncompetition Agreement (this “Agreement”) is entered into as of February 1, 2014 (the “Effective Date”), by and between Astro-Med, Inc., a Rhode Island corporation (the “Company”) and Everett V. Pizzuti (the “Pizzuti”).

RECITALS:

WHEREAS, Pizzuti, who is currently employed as the Chief Executive Officer (“CEO”) of the Company, has tendered his resignation as CEO effective as of the Effective Date;

WHEREAS, the parties desire and intend to fully resolve and conclude the employment relationship between them, including all claims and potential claims against any of the Released Parties (as defined herein) as set forth herein; and

WHEREAS, in order to protect the Company from being economically harmed by the loss of goodwill associated with its business, Pizzuti has agreed not to compete with the Company pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Separation of Employment; Additional Compensation.

(a) As of the Effective Date, the employment of Pizzuti as the CEO of the Company shall be terminated, and Pizzuti shall have a “Separation from Service” for the purposes of Section 409A of the Internal Revenue Code (the “Code”) as of such date.

(b) In consideration of Pizzuti’s commitments set forth herein, the Company agrees to pay Pizzuti $500,000 (the “Additional Compensation”), payable in twenty-four (24) equal monthly installments commencing on the Effective Date.

2.	Non-Disclosure of Confidential Information. Except in respect of Pizzuti continuing as a member of the Company’s Board of Directors, Pizzuti shall not, except as required by law, at any time disclose or use any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates or predecessors, unless such confidential information or proprietary data becomes publicly known through no fault of Pizzuti. Pizzuti agrees that, among other things, all information concerning the identity of the customers of the Company and the relations of the Company with its customers is confidential information. This Section 2 shall survive the termination or expiration of this Agreement.

3.

Non-Competition Provisions. Pizzuti agrees that during the twenty-four (24)-month period immediately following the Effective Date (the “Non-Competition Period”), Pizzuti will not (i) without the prior written consent of the Company, engage in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a shareholder in a corporation, or become associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any business that competes with the Company and is located in the United States (in each case, a “Competing Business”); provided, however, that this provision shall not prohibit Pizzuti from (i) owning up to one percent (1%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) soliciting, inducing, or hiring away, or causing others to solicit, induce or hire away, any employee of the Company or any of its subsidiaries from the employment of such entities; and (iii) soliciting (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Company or any of its subsidiaries) any customer of the Company or any of its subsidiaries to transact business with any Competing Business, or to reduce or refrain from doing any business with the Company or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any such customers.

4.	Non-Disparagement. Except to the extent required by law, Pizzuti agrees during the term of the Non-Competition Period not to make or cause to be made any oral or written statement, or take any other action, which disparages, criticizes, damages the reputation of, or is hostile to, the Company or any of its subsidiaries, or its administration, employees, management, officers, shareholders, agents and/or directors.

5.	Section 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. For avoidance of doubt, to the extent that any portion of the Additional Compensation is determined to be made in substitution for payment of any deferred compensation subject to Section 409A of the Code payable to Pizzuti, such amount will be paid on the earlier of (i) the first business day that is six months and one day following the Effective Date or (ii) the date of Pizzuti’s death. The Company does not make any representation or warranty and shall not have any liability to Pizzuti or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.	General Release.

(a) Pizzuti (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options or other equity compensation, vacation pay, sick pay, fees and costs, notice, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of Rhode Island, or any other state and the United States (“Employee Claims”), that Pizzuti may have against the Company, together with its past and present direct and indirect subsidiaries, affiliated entities, related companies and divisions and each of their respective past and present officers, directors, employees, shareholders, trustees, members, and partners, (in each case, individually and their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”), arising on or prior to the date hereof.

(b) Notwithstanding Section 6(a), nothing in this Agreement shall constitute a release or waiver by Pizzuti of his rights (i) to enforce the Company’s obligations set forth herein, (ii) to pursue claims which the Company may not release pursuant to applicable laws and regulations, (iii) to receive COBRA continuation coverage in accordance with applicable law, (iv) to receive a bonus under the Company’s Management Bonus Plan for the fiscal year ended January 31, 2014, (v) to indemnification pursuant to the Company’s Articles of Incorporation and/or by-laws, and/or director and officer liability insurance policies, or (vi) with respect to vested benefits under any employee benefit plans (including, without out limitation, options to purchase shares of the Company’s common stock, restricted stock units and other equity based awards that have vested as of the Effective Date pursuant to their terms or any resolution of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board), which rights, if any, shall be governed by the terms of applicable plan documents or agreements or such resolution, if any.

(c) Pizzuti hereby represents and warrants that (i) Pizzuti has not filed, caused or permitted to be filed any pending proceeding (nor has Pizzuti lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Pizzuti agreed to do any of the foregoing, (ii) Pizzuti has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right against any of the Released Parties which has been released in this Agreement, (iii) Pizzuti has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Employee Claim against any of the Released Parties, and (iv) Pizzuti has been properly paid for all hours worked for the Company through the date hereof and, with the exception of the payment of the Additional Compensation, he has received (or will have received) full payment of all compensation, benefits and other payments due to him by the Company.

7.	Cooperation with Litigation. Except for any litigation as to which Pizzuti is an adverse party relative to the Company or any of its affiliates, Pizzuti shall cooperate fully with the

Company in connection with any existing or future litigation and any investigations or regulatory matters against or involving the Company or any of its affiliates, whether administrative, civil or criminal in nature, which relate to events or matters that occurred prior to the Effective Date and to the extent that the Company deems his cooperation necessary. The Company will, to the extent practicable, provide Pizzuti with reasonable notice of the need for such cooperation and will make a good faith effort to accommodate Pizzuti’s reasonable scheduling needs in coordinating such cooperation.

8.	Successors and Assigns.

(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to Pizzuti, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.

(b) This Agreement and all rights of Pizzuti shall inure to the benefit of and be enforceable by Pizzuti’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries. Except as provided in this Section 8, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns pursuant to Section 8(a). This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

9.	Enforcement.

(a) It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

(b) Pizzuti acknowledges that any breach of Sections 2, 3 or 4 of this Agreement will result in irreparable damage to the Company for which the Company will not have an adequate remedy at law. In addition to any other remedies and damages available to the Company, Pizzuti further acknowledges that the Company shall be entitled to seek injunctive relief hereunder to enjoin any breach of Sections 2, 3 or 4 of this Agreement, and the parties hereby consent to any injunction issued in favor of the Company by any court of competent jurisdiction, without prejudice to any other right or remedy to which the Company may be entitled. Pizzuti represents and acknowledges that, in light of his experience and capabilities, Pizzuti can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by the Company or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent Pizzuti from earning a livelihood. In the event of a breach of this Agreement by Pizzuti, Pizzuti acknowledges that in addition to or in lieu of the Company seeking injunctive relief, the Company may also seek to recoup some or all of the amount paid by the Company pursuant to Section 1 hereof. Each of the remedies available to the Company in the event of a breach by Pizzuti shall be cumulative and not mutually exclusive.

10.	Amendment. This Agreement may be amended or modified at any time by a written instrument executed by the parties.

11.	Notice. Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Company:	Astro-Med, Inc.
600 East Greenwich Avenue
West Warwick, RI 024893
Attn: Gregory A. Woods, President
Facsimile: (401) 821-5314

Copy to:	Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, RI 02903
Attn: Margaret D. Farrell, Esq.
Facsimile: (401) 457-5103

If to Pizzuti:	115 Sanctuary Drive
East Greenwich, RI 02818

12.	Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

14.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Rhode Island applicable to contracts entered into and to be performed entirely within the State of Rhode Island, except to the extent that federal law controls.

15.	Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

16.	Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Pizzuti has signed this Agreement, effective as of the date first written above.

PIZZUTI:

/s/ Everett V. Pizzuti
Everett V. Pizzuti

ASTRO-MED, INC.

By:	/s/ Gregory A. Woods
Name: Title:	Gregory A. Woods President